November 7, 2007

VIA EDGAR
                                             Phoenix Equity Planning Corporation
                                             56 Prospect Street
                                             Hartford, CT  06103



Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549



RE:      PHL Variable Insurance Company:
         PHLVIC Variable Universal Life Account - Phoenix Benefit Choice VUL(SM) Pre-Effective Amendment No. 1 to the Initial Registration Statement
           filed on Form N-6
         File Nos. 333-143656 and 811-09065


Members of the Commission:

Pursuant to Rule 461 under the Securities Act of 1933, Phoenix Equity Planning Corporation, as principal underwriter for the contracts described in the above Registration Statement, hereby respectfully request the acceleration of the effective date of this Registration Statement to November 7, 2007, or as soon thereafter as possible. You may direct any questions regarding this filing to me at (860) 403-6625.

Sincerely,

/s/ Kathleen A. McGah
Assistant Secretary